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                                  EXHIBIT 99.1

                                  Press Release

CONTACT:          R. J. Lanham                       Michael L. Berman
                  Vice President                     President and
                  Chief Financial Officer            Chief Executive Officer
                  301-564-4400                       301-564-4400

                            ALPHA 1 BIOMEDICALS, INC.
           COMPLETES THE SALE OF RIGHTS TO ZADAXIN(R) THYMOSIN ALPHA 1

BETHESDA, MARYLAND, DECEMBER 17, 1997 -- ALPHA 1 BIOMEDICALS, INC. (OTC BULLETIN BOARD:ALBM) today announced the signing of an agreement whereby the Company's royalty rights relating to Thymosin alpha 1 will be sold to SciClone Pharmaceuticals, Inc. (Nasdaq: SCLN). SciClone originally licensed from the Company the rights to Thymosin alpha 1 in certain territories in 1990, with an expanded license completed in 1994. SciClone currently markets Thymosin alpha 1 under the trademark ZADAXIN.

The agreement provides for an aggregate purchase price of $1.93 million, consisting of $130,000 in cash and $1.8 million of SciClone common stock. In exchange, SciClone will no longer pay royalties to Alpha 1 on future sales of ZADAXIN. The transaction, which is subject to approval by Alpha 1's shareholders and certain other conditions, is expected to close in March 1998.

"Importantly, this allows Alpha 1 to realize near term value from its remaining rights, to effect a substantial reduction in its outstanding liabilities and pursue the development of Thymosin beta 4 as well as new in-licensing business opportunities," according to Michael Berman, Alpha 1's President and Chief Executive Officer. "By transferring to SciClone our remaining rights and responsibilities for Thymosin alpha 1, it gives SciClone maximum flexibility and control in the commercialization of its ZADAXIN product."

During 1997, the Company entered into a Material Transfer Agreement-Cooperative Research and Development Agreement ("MTA-CRADA") with the National Institutes of Health ("NIH"), whereby the NIH investigator will use Thymosin beta 4 material provided by the Company in a wound healing study. In exchange, the Company may license from the NIH any patent rights that might result from the research study that relate to the use of Thymosin beta 4 as a wound healing treatment. These studies are continuing.

Any statements which are not actual facts contained in this document are forward looking statements that involve risks and uncertainties, including but not limited to, those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights and litigation, clinical trials, governmental regulations, competitive products, risks in product and technology development, the results of financing efforts, the ability to complete transactions and other risks identified in other of the Company's Securities and Exchange Commission filings.

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